Exhibit 10.1

May 21, 2025

Hookipa Biotech GmbH

St Marx Vienna BioCenter: Helmut-Qualtinger-Gasse 2

1030 Vienna Austria

Attn: Malte Peters, Chief Executive Officer

Re:         Request to wind-down the HIV Trial

Dear Mr. Peters,

As you are aware, Gilead Sciences, Inc. (“Gilead”) and Hookipa Biotech GmbH (“Hookipa”) are parties to that certain Amended and Restated Research Collaboration and License Agreement, effective February 15, 2022 (the “Collaboration Agreement”) pursuant to which Gilead received the exclusive right to exploit HBV Products and an exclusive option with respect to HIV Products. Capitalized terms used but not defined in this letter (this “Letter”) have the meaning assigned to them in the Collaboration Agreement.

Under the Collaboration Agreement, Hookipa is responsible for conducting the Phase 1b Clinical Trial (NCT06430905) pursuant to the HIV Development Plan (the “HIV Trial”), including analyzing the samples from subjects enrolled in such HIV Trial. Hookipa is currently conducting the HIV Trial and has collected all of the samples necessary from subjects in the HIV Trial to conduct the sample analysis required under the HIV Development Plan as set forth on Exhibit A (“Sample Analysis”). Hookipa has reached out to Gilead requesting the right to wind-down the HIV Trial, notwithstanding its status as not completed under the HIV Development Plan.

At the same time, the Parties are discussing an asset sale pursuant to which Gilead would purchase certain HIV and HBV related assets from Hookipa and its Affiliate (the “APA”), excluding the HIV Trial. In connection with such discussions and execution of the APA, and in light of Hookipa’s request to wind-down the HIV Trial, Gilead is willing to permit Hookipa to wind-down the HIV Trial in accordance with the terms of this Letter.

Effective solely upon the date the APA is fully executed, Gilead consents to Hookipa’s request to wind-down the HIV Trial, provided however that (i) such wind-down is conducted in accordance with Applicable Laws, (ii) Hookipa remain solely responsible for such wind-down of the HIV Trial, and (iii) Hookipa conducts the Sample Analysis at its own cost and provides Gilead with the raw data and summary analysis thereof as required under this Letter and the APA, including the Transfer Plan therein (as defined in APA).

For the avoidance of doubt, Gilead’s consent to wind-down the HIV Trial applies only where the APA has been fully executed. If the APA is never executed by the Parties, such consent shall be void and of no effect and Hookipa shall remain obligated to conduct the HIV Trial pursuant to the Collaboration Agreement.

Solely to the extent Hookipa has not completed the wind-down of the HIV Trial at Closing (as defined in the APA), Gilead hereby grants Hookipa, effective only as of Closing, a worldwide, non-exclusive, non-transferable, limited license under that HIV Technology (as defined in the APA) owned by Gilead solely to the extent necessary for Hookipa to wind-down the HIV Trial, which license shall terminate automatically upon the completion of such wind-down.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com

phone 650 574 3000 facsimile 650 578 9264

In addition, Section 18.9 (Notices) of the Collaboration Agreement is amended to (i)replace the reference to “Joern Aldag” with “Malte Peters” in light of the change in Hookipa’s chief executive officer and (ii) replace the reference to “Squire Patton Boggs (US) LLP” as a courtesy notice recipient with “Cooley LLP, 55 Hudson Yard, New York, NY 10001-2157, Attn: Christophe Beauduin”. Hookipa hereby agrees that this Letter was delivered with satisfactory notice under the Collaboration Agreement.

Except as modified by this Letter, the Collaboration Agreement remains in full force and effect. This Letter shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. The provisions of Article 18 are incorporated by reference mutatis mutandi (including Section 18.9, as amended above). Kindly counter-sign this Letter acknowledging Hookipa’s consent to the terms of this Letter.

[Signature Page Follows]

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com

phone 650 574 3000 facsimile 650 578 9264

Sincerely,

Gilead Sciences, Inc.

By:	/s/ Devang Bhuva
Name: Devang Bhuva
Title: SVP, Corporate Development

Agreed and accepted by a duly authorized representative of Hookipa Biotech GmbH

By:	/s/ Malte Peters

Name:	Malte Peters

Title:	Chief Executive Officer

Date:	May 21, 2025

[Signature Page to Letter Agreement Regarding Collaboration Agreement Amendment]